Exhibit 10.1

Gregory Case

Aon Corporation

United States

June 26, 2026

International Assignment Extension: Chicago, Illinois to London, England

Dear Greg,

This letter serves to amend your international assignment letter effective July 1, 2016, governing the terms of your international assignment from Chicago, Illinois to Aon Global Limited in London, England (your “International Assignment Letter”).

Pursuant to this letter, the term of your international assignment shall be extended an additional one year, through June 30, 2027.

Except as otherwise expressly modified herein, the terms of the International Assignment Letter, and your acknowledgment and acceptance thereof, shall continue in full force and effect.

Please confirm acceptance of the terms and conditions of this letter by signing below and returning a copy of the signed letter to me.

Sincerely,

/s/ Lisa Stevens

Lisa Stevens Chief Administrative Officer

Acknowledged and Agreed:

/s/ Gregory Case

Gregory Case